Exhibit 99.3

Greif, Inc.

First Quarter 2016 Earnings Results Conference Call

March 8, 2016

CORPORATE PARTICIPANTS

Matt Eichmann Greif, Inc. – VP of IR

Pete Watson Greif, Inc. – President & CEO

Larry Hilsheimer Greif, Inc. – EVP & CFO

CONFERENCE CALL PARTICIPANTS

Chris Manuel Wells Fargo Securities, LLC – Analyst

Justin Bergner Gabelli & Company – Analyst

Mark Wilde BMO Capital Markets – Analyst

Alex Wong BofA Merrill Lynch – Analyst

Adam Josephson KeyBanc Capital Markets – Analyst

Matt Krieger Robert W. Baird & Company – Analyst

Howard Bryerman Penn Capital – Analyst

PRESENTATION

Operator

Good morning. My name is Jessa and I will be your conference operator today. At this time I would like to welcome everyone to the Greif 2016 first-quarter earnings conference call.

(Operator Instructions)

Mr. Matt Eichmann, Vice President of Investor Relations, you may begin your conference.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Jessa. Good morning, everyone, and welcome to the question-and-answer portion of the Greif’s 2016 first-quarter earnings conference call. Consistent with Greif’s commitment to enhance transparency, yesterday morning we posted a slide presentation and recorded remarks regarding our 2016 first-quarter results to our website. This morning, prior to market open, we posted an update to the price, volume and foreign-currency impact to net sales slide, which is found as part of the appendix and materials we posted. The update reflects changes to the levels of volume and selling price inputs used to determine the overall impact of the operations in the Paper Packaging and Services segment on Greif’s consolidated net sales.

I’m now on to slide 2. Responding to your written and live questions this morning are Pete Watson, President and Chief Executive Officer, and Larry Hilsheimer, Executive Vice President and Chief Financial Officer.

Please turn to slide 3. This morning’s question and answer session will contain forward-looking statements. Actual statements, actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from these projections or expectations. During this question and answer session, certain non-GAAP financial measures may be discussed, including those that exclude the impact of acquisitions and divestitures, special items such as restructuring charges and impairment charges and acquisition related costs. There are reconciliation tables included in our earnings release and the presentation posted on www.greif.com yesterday.

The format for today’s call is to first respond to questions emailed to investors @ www.greif.com regarding our first-quarter results. We will then address live questions in the same sequence. We appreciate those of you who took time to review our materials and submitted questions in advance. Similar questions have been combined so we can efficiently address as many topics as possible.

I would now like to turn the call over to Pete Watson, Greif’s President and Chief Executive Officer, for a few opening comments.

Pete Watson – Greif, Inc. – President & CEO

Thank you, Matt. First I’d like to thank all of you who were able to join our first quarter conference call today. Our vision for Greif is clear and simple: in industrial packaging, be the best performing customer service Company in the world. Delivering exceptional value to our customers is our path to success. We clearly remain committed to the transformation process that will deliver long-term value to our shareholders.

I’d like to share three key highlights from our first quarter. They include; Class A earnings per share before special items up 33% compared to the prior year; improved operational performance expanded our gross profit margin by 250 basis points compared to Q1 2015; and we continued to demonstrate greater fiscal discipline, resulting in lower operating cost structure and improvement in our cash flow. While I’m pleased with the progress being made by our team, I’m quick to acknowledge that significant opportunities remain in each of our strategic business segments.

With that, I will turn it back to you, Matt, for questions.

Matt Eichmann – Greif, Inc. – VP of IR

Thanks, Pete. This first question comes from Adam Josephson at KeyBanc and Ghansham Panjabi at RW Baird. And, Pete, this question is for you.

How much did lower input cost contribute to your 250 basis points of gross margin expansion? Can you provide a breakdown of how much the improvement stemmed from lower input costs, pricing and restructuring improvements? And finally, can these margins be maintained?

Pete Watson – Greif, Inc. – President & CEO

Thank you, Adam and Ghansham, for the question. As you know, there’s been extensive focus in all of our businesses in our portfolios on improving our gross margins. So we are pleased with the continued improvement trend. So to answer the second part of the question first, I will say, yes, we believe these levels can be maintained and improved.

Let me answer the first part of the question. Due to the fact that we operate in an environment where we have over 240 operations in 50 countries, we are in different markets and currencies and we have a really wide product of offerings. Providing a specific breakdown of the impact in each category Company-wide prevents — provides challenges, so we will not specifically break out the amount of benefits in each area of improvement. But it will emphasize the four key levers that we are focused on to improve our gross margin.

First, we have a strong emphasis on our margin management and product mix management in every single market we serve. And I’ll reiterate, our focus is on driving value over volume. Secondly, we do have sourcing and supply chain initiatives that reduce total cost of ownership, and that includes both raw material sourcing and transportation cost reductions. Third, we do improve and are focused on improving our plant operating efficiencies. And finally, fixing or eliminating underperforming operations through network consolidation are continued emphasis. Our team is making progress on this. But, again, we have much more to do.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Pete. This next question comes from Chris Manuel with Wells Fargo. Larry, this question is for you.

Can you provide an update on your current progress with divestitures?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thank you, Chris. Since 2014 we have now closed 12 and divested 17 plants or businesses in our portfolio. That does not include the business operations that were held for sale at the end of this quarter. We will continue to explore footprint consolidation and assessing our portfolio to dispose of non-core and underperforming assets going forward, but the majority of the actions are behind us.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you. Mark Willoughby of Bank of Montreal and Ghansham Panjabi of RW Baird asked a similar question. And, Larry, maybe you can touch on this.

Can you provide any updates to your cost savings targets, particularly in terms of progress thus far versus long-term goals?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thanks for the question, Mark and Ghansham. We remain committed to the run rate targets we presented last June and plan to provide a comprehensive review at our upcoming investor day in June. However, we included a table on slide 6 of our presentation reflecting the trailing 12 month performance against our transformation metrics. We are very pleased with the progress we’re making and we continue to progress with our transformation journey. And our run rate targets coming out of 2017 are the same as those outlined last year, subject to the impact of changes in the underlying assumptions that were outlined in that presentation.

Matt Eichmann – Greif, Inc. – VP of IR

Larry, sticking with you please, this next question came from Chris Manuel at Wells Fargo.

What restructuring levers are still left to pull on the individual segments?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thanks again, Chris. We’re in the middle of the divestiture of the two assets held for sale in RIPS North America for which we recorded a first quarter impairment as required by GAAP. We expect that sale to close in Q2 of 2016. Those and other focused efforts on continuing to find discrete SG&A opportunities, we will continue our focus in North America at RIPS. RIPS EMEA and recently announced several small restructuring activities as they continue to focus on the underperforming assets as well as consolidation opportunities in their footprint. While the FPS performance has improved, it does remain below our expectations. We continue to review options to further improve the segment. And we have additional work to do to improve Turkey’s productivity in particular. We also continue on a continuous basis to examine ways to enhance the operating efficiency of our organizational structure and anticipate further cost savings opportunities from that review.

Matt Eichmann – Greif, Inc. – VP of IR

Pete, this next question is for you and comes from Mark Willoughby at the Bank of Montreal.

Can you provide an update on the market conditions you’re seeing in Paper Packaging? What is your outlook for Paper Packaging’s operating profit and pricing?

Pete Watson – Greif, Inc. – President & CEO

Thank you, Mark, for the question. Before I reflect on how that impacts our business, let me first start with a brief overview of what has been published out in the industry to provide context to our business.

Recently corrugated box shipments have shown weaker demand. At negative 3.4%, containerboard mill operating rates and inventory levels are higher. And as we all know, there’s been a recent decline in the published containerboard pricing, which is much more severe in regard to medium than liner. In the context of our business, our corrugated shipments in the first quarter and our sheet feeder operation compared to prior years are up over 12%. And this is due to the addition of a second corrugator in our southeastern operation in North Carolina. And we’ve also shown continued growth in our specialty product portfolio. Our mill operating rates are consistent with the industry statistics and it is aided by our internal demand growth.

In regard to pricing, our containerboard pricing is consistent with published index prices. And just for context, the product mix in our mills is 75% medium and 25% liner. And as you know, medium has seen higher price deterioration than liner. And corrugated pricing, as we see it, is much less volatile than containerboard. And as you know, over 90% of our shipments in corrugated come from our corrugated sheet feeders.

So regarding the outlook for our business for the balance of the year, due to the reported market conditions, we see a $15 million headwind to our operating profit. And this is included in our full-year guidance. If I may, I would like to make a few more overall comments. As we all know this has always been a cyclical business. With the challenges today, there is much less volatility than in past history and similar market conditions. So long-term, our view is this is an excellent business. It is very important and part of Greif’s portfolio.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Pete. Larry, the next several questions have to do with SG&A. So I will stick with you. This question comes from George Staphos at Bank of America, Merrill Lynch.

He asks, Greif previously guided to SG&A savings for fiscal 2016 to be $26 million to $30 million less than 2015. With $19 million realized in Q1, should we expect the savings to moderate as we progress through fiscal 2016?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thank you for your question, George. Yes, as you recalled accurately, we did indicate in the fourth quarter call $26 million to $30 million of savings. Also, just to remind everyone that we indicated $21 million to $23 million of that was from currency benefits. $10 million to $14 million were discrete items of further expense reduction that would be offset by wage and benefit increases of $5 million to $7 million. At that time, we indicated we would not take our focus off of identifying other opportunities. Those activities have led to some success so that we now expect our SG&A savings to range between $30 million to $35 million less than the 2015 actuals. Again, that will include the currency benefit and the offsets I previously mentioned.

Note that quarter over prior year quarter comparison becomes more challenging as the year evolves because of the actions that we took last year. We will continue, though, to search for other discrete opportunities to reduce cost further. We just have not incorporated any unidentified opportunities yet into our guidance.

Matt Eichmann – Greif, Inc. – VP of IR

Following on about SG&A, Larry, Adam Josephson at KeyBanc asked, how much lower do you think your quarterly SG&A expense can go from the current $93 million? And are these SG&A cuts having an adverse impact on the business?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thank you for the question, Adam. We have made significant cuts but we really have done them carefully, trying to be fair and sensitive to our colleagues but making certain that we drive value for our shareholders. We have been able to reorganize things in a manner to remove inefficiencies and eliminate redundant or duplicative operations, do things like cut back on travel and entertainment, professional costs and putting in controls to manage those things so that we don’t backtrack and lose that benefit going forward.

In combination with our footprint consolidation, we’ve also been able to do so with no fear of damage to our business. We do believe there are further opportunities but we will continue to do it very methodically and in a fashion that will be sustainable. We expect further reductions will be targeted and in pockets but not across the board. And we will continue to treat our colleagues with respect. But we still do have a way to go to get to the commitment levels that we made last June and we intend to do so.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you. George Staphos from Bank of America Merrill Lynch asks, with regards to the free cash flow guidance, are there any factors we should be mindful of, given you increased the bottom end of the range but maintain the top end? Also, what are your expectations for working capital?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thank you, George. Our outlook for the macroeconomic environment precluded us from increasing the top end of our free cash flow range. We elected only to tighten the range as a result of the gross margin improvement and better-than-expected SG&A reductions, which are obviously offsetting the weaknesses seen in the Paper Packaging and Services segment.

As to working capital, on the Q4 call we mentioned that our operating working capital management would result in a $4 million positive to $18 million negative impact to free cash flow. We continue to stay with that range, although we work to scrutinize our opportunities with the ultimate goal of enhancing our operating working capital performance this year and in future years?

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Larry. This next question came from several investors.

Are you confident in maintaining your dividend policy?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Yes we are. We don’t have a concern about maintaining the policy, particularly given the path of transformation driven improvement we are on. We do understand the reason interested parties continue to raise the concerns, but let me try to mitigate the concerns. Free cash flow is certainly something we watch, as do many of those interested parties. Looking at dividends paid relative to cash flow is a natural comparison and free cash flow is a good metric, but it is actually just one measure in a more complicated matrix involving acquisitions, dispositions, capital structure, et cetera. We believe that one way to look at it more comprehensively is to look at our level of indebtedness in conjunction with free cash flow and dividends.

You might recall that during fiscal year 2011, we increased our net debt from approximately $860 million to over $1.2 billion due to heavy Cap Ex and acquisitions that year. From that point until the end of the first quarter of 2016, we have had free cash flow of roughly $560 million. We paid dividends of $418 million and reduced our debt to nearly $1.1 billion, while spending every single dollar of Cap Ex that we deemed appropriate, averaging over $140 million per year in a period during which we had no desire to make significant acquisitions. I would also point out that those figures that I just covered included the just-completed first quarter when we had a cash use of $56 million in addition to paying dividends of $25 million.

Furthermore, our free cash flow guidance this year is $125 million to $150 million after, again, all the capital that we look and desire to spend. And we expect to pay dividends of roughly $99 million. We are in the midst of driving substantial improvements in operation and free cash flow so that we can re-earn the right to grow inorganically if we choose to do so in the future. Finally, I would just add that the board has the utmost confidence in our business and recently declared a dividend following our most recent board meeting.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Larry. Pete, these next two questions I think will come over to you. The first one comes from George Staphos at Bank of America, Merrill Lynch.

He asks can you update us on the new steel drum plant in Saudi Arabia and what impact you expect from a sales in [EBITDA] standpoint and FY16?

Pete Watson – Greif, Inc. – President & CEO

Thank you, George, for the question. The new steel drum plant is in Jubail, Saudi Arabia and it will be operational late May or early June. The volume in this operation from our primary customers is expected to ramp up gradually during the balance of our fiscal year, which, as you know, ends in October. Due to the graduated volume trend, the expected impact to our revenue and profits are not expected to be material this year. And that input is part of our forward guidance.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Pete. This next question came from Ghansham Panjabi and RW Baird.

Can you quantify any benefit from raw material cost during the quarter? And what’s your outlook for the remainder of fiscal 2016?

Pete Watson – Greif, Inc. – President & CEO

Thank you, Ghansham. Again, similar to my earlier answer on gross margins, due to the complexity of operating over 240 plant operations in 50 countries around the world, we will not specifically quantify the impact from raw material costs during the quarter or any quarter, to be frank. But I will provide a little bit of insight. So on a resin-based products in the Rigid Industrial Packaging business, which is our plastic drums and IBCs, which represents less than 20% of our total revenue in that business segment, lower resin prices did contribute to lower material costs and was one part of the reason for gross margin improvement in the segment. But other benefits were just as important, which included margin management activities, product redesign, favorable mix as well as productivity efficiency in all of our operations. And, Ghansham, looking forward, we do not expect to see any material benefits related to raw material cost movements.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Pete. Larry this question is for you and comes from multiple investors and analysts.

What drove your thinking around improving guidance? What assumptions, particularly FX, are included? How much lower do you think your quarterly SG&A expense can go?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thank you for the question. The improved guidance due to the following, somewhat repeating a few things said earlier, but we expect better than anticipated SG&A savings now in the range of $30 million to $35 million less than last year, noting, again, the comparisons going forward on a quarter over prior-year quarter become more difficult due to actions taken in the later quarters last year. Most of those major SG&A reductions were made and, like I said, we will continue to look for small pockets of opportunity. We also anticipate continued and further benefit from our focus on improving gross profit margin with the levers that Pete mentioned earlier as well as the continued focus on improving underperforming operations. However, we anticipate that those will be primarily offset by the $15 million headwind at an operating profit level that Pete mentioned from our Paper Packaging and Services business as well as just general sluggish industrial economy is impeding growth. Finally, we are very confident, based on the performance that we’ve seen out of our business leaders and their teams in the challenges that we put in front of them, and that led us to feel confident to raise the level of guidance.

As to FX, I will just walk through that when we bridged this in the fourth quarter call, we started with last year’s earnings of $2.18 per adjusted share. We backed out the $0.08 of earnings that we had from Venezuela last year. We then indicated that we expected FX impact of negative $0.12 to negative $0.08. We are probably at the higher end of that right now — maybe even a tick above an $8 million to $12 million impact. So $0.08 to $0.13 — maybe $8 million to $13 million kind of number now. We talked about the fact we had favorable tax impacts last year to discrete tax planning opportunities that would not repeat, which was a $12 million to $16 million — $0.12 to $0.16 negative impact. But then we expected an increase related to improved operational performance net of tax and noncontrolling interest that was $0.19 to $0.49. So we would be raising that to $0.24 to $0.54, which would then take us to $2.10 to $2.40 per share.

On the FX matter, the complex nature of our supply chain makes it difficult to really get great value out of specific predictions on currency rates in specific countries. What we have tried to do is provide that guidance on an earnings per share basis as well as just indicate that if you applied the index factor that we provided on the basket of our revenue worldwide, we saw the FX impact in our original projections at about 6% of our revenue that we planned for 2016. Bump that up to about 6.5% based primarily on the continued deterioration of the Ruble. A little bit better full-year expectation on the Euro just because the first quarter was a little better than we anticipated. But we expect that it will continue to fall relative to the dollar for the remainder of the year. And then the Brazilian Real is also contributing to that bump up from 6% to 6.5% for that index to be applied against our overall revenue.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Larry. This next question comes from Adam Josephson from KeyBanc. And maybe you could touch on this as well too.

What was your leverage ratio at quarter-end? And is that on total debt or net debt basis? And what is your path to deleveraging the balance sheet?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thank you, Adam. Our leverage ratio utilizing net debt and trailing 12 month EBITDA before special items was 2.8 times. That includes Q1, which is usually our worst quarter for leverage due to the business seasonality. Our total debt is well below the peaks that we saw in 2012 and 2013 and has declined about $30,000 year-over-year. We expect that to decrease further by year-end, which will improve our ratio further. And, obviously, our EBITDA will continue to increase in coming years due to transformation activities. And so we are confident of our ratio getting down into our targeted range of 2 to 2.5 times.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Larry. Pete, this next question is for you. It also comes from Adam Josephson who writes, what do you value your timberlands at on a per-acre basis and what are the recent comparable transaction prices?

Pete Watson – Greif, Inc. – President & CEO

Yes, thank you, Adam, for the question. So if I could, I’d answer the second part of that question first. So we think the Plum Creek transaction that was announced in September around pension funds in Washington, Alaska and Oregon offers the best comparable, primarily because the footprint of those properties was very similar to ours. And the published values of that deal was $2,150 per acre. So we would expect our values to be comparable to that Plum Creek transaction.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Pete. Larry, this question next question is for you from George Staphos at Bank of America, Merrill Lynch.

What does Greif consider to be normalized margins for the RIPS and Flexible segments?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

George, thank you for the question. As background, I would direct you to the transformation targets we provided for each strategic business unit as presented in the June of 2015 earnings call. As you will recall, we set out broad corporate-wide metrics of 20% gross profit, 10% or less SG&A, and 10% or more operating profit on a run rate basis coming out of 2017. At that time, we emphasized that the most important was, of course, the bottom line. We also indicated we would try to do better than those commitments and we remain firm in those commitments subject to the underlying assumptions then provided.

That said, we reflected gross profit margins in the 19% to 20% range for each of RIPS and Flexibles with slightly higher gross profit margin in Paper Packaging and Services and Land Management, which netted to the 20% level overall. We feel very good about the progress we’re making on margin and remain committed to driving further improvement while working diligently to protect the gains we have made to date. We do realize things can vary from quarter-to-quarter. Rapid raw material price swings can impact margins from time to time. But over time, we believe that these objectives are fair and appropriate normalized margin objectives.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Larry. And, Larry, one more question from Adam Josephson at KeyBanc.

For how much longer do expect to have significant impairment charges? You’ve had a substantial amount over the past few years and how long will they continue?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thank you, Adam. Obviously we look forward to not having impairment charges. The impairment that we took this quarter was the result of two non-core assets that were held for sale at the end of the quarter. The vast majority of the impairment came from goodwill allocations. This obviously was what drove us to a GAAP loss result for the quarter. Looking forward, we expect these high levels — higher levels of impairments and restructuring that we’ve had for the last couple of years to tail off as we get closer to the end of our transformation journey.

Matt Eichmann – Greif, Inc. – VP of IR

Great. Thank you, Larry. Thank you, Pete.

Jessa, at this time we are going to move over to live questions. So I will turn the call back over to you, please.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Chris Manuel, Wells Fargo Securities.

Chris Manuel – Wells Fargo Securities, LLC – Analyst

Good morning, gentlemen. Thank you for taking our questions. Just a couple around some of the different regions and volumes in particular. As I look through — and I do appreciate — I guess you updated the deck this morning. It looks like the only changes down in the paper segment, perhaps. But — and we can touch on that in a moment. But when you look through the business trajectory — North America down 10%, Latin America up 2%, EMEA up 6%, APAC down 5%, et cetera — what — those are quite a bit different than perhaps what we would look at if we were to see just the industrial production. Can you maybe give us some color or flavor with respect to what’s happening in those regions? Why in EMEA are you so strongly outperforming? Is there something to do with mix or geography or product or what have you there? And why in North America you are underperforming? Is it related to certain regions, certain products, et cetera?

Pete Watson – Greif, Inc. – President & CEO

Chris, this is Pete. I will take that. And I’ll — if you don’t mind — I will start with a little broader context, specifically around Rigid Industrial Packaging and then I will make some comments on each of the regions.

So our sales — and then specifically about Rigid Industrial Packaging. Our sales variance is around 16%. The main part of that is FX on the balance, although there is certain components of volume and the price that make that up. And I do want to comment that our strategy is based on value and not volume. And that really has a lot of emphasis when I talk and make comments on North America. We have a huge emphasis on customer service, margin management and active product mix management. Our gross strategy at IBC continues to progress very, very strongly — specifically in EMEA and APAC. One other comment around the markets in the regions. We expect to see steel raw material pricing to increase as we move forward in 2016. And it is really the result of some of the tariff and duties being placed on exports in the US and EMEA. I think that industry is doing a much better job of managing supply versus demand. And just recently in the last few days in China, there has been a much greater appetite to take economic downtime and close high-cost assets, which is a really new trend in that part of the world. And then we also see iron ore prices rising very fast.

So with that context, let me walk through the regions for you, Chris. In EMEA, as you referenced, we had solid results for the quarter. The volumes were much stronger in steel drums. It’s all led by Western Europe and parts of Eastern Europe, predominantly Russia. I think part of the currency situation where our customers are more competitive on a global scale out of Europe than some other parts of the country and the demand is much stronger in Europe, Western and Eastern Europe, on the petroleum and lubricant segments. Another big factor in our volumes in EMEA has to do with double-digit growth in our IBCs. And that is led by strong performance in Germany and Russia for the quarter and the end-use segments that drove that strength have to do with commodity chemicals and food.

If you move down to APAC where our volumes were lower in large steel drums, our strength in IBCs was very, very impressive — over 30% in IBCs. The lower steel drum volume in APAC is more representative of what is happening to the overall industrial demand in that region, mainly China and Singapore. And the demand segments that have led that drop are chemicals and lubricants. And we believe our volume is proportionate to that demand loss in that region. I will say that our APAC had record results in the quarter. So, again, we are not chasing volume. We are really putting a huge emphasis on value, serving our customers, managing our margins and actively managing our product mix to the benefits of results.

When you go to North America, I will tell you I’m very, very pleased with the continued positive improvement of their business performance and of the lower volume in large steel drum. That is greater than the market demand, certainly. But I just want to make a reminder to everybody, throughout 2015 we did reduce on a conscious basis our steel drum capacity by over 20%. And part of that reduction was that we would focus on margin management activities and up sell our product mix to improve our business performance. We’ve also spent a good amount of time improving underperforming operations. But I will tell you in our Gulf Coast operations, we continue to see really weak demand from our chemical sector. Our fiber drum volume is flat and that’s in spite of our largest customer still having extended shutdown. So we are actually quite pleased with the progress for our fiber drum trajectory in a market environment that is sluggish at best.

And, finally, in Latin America, despite Brazil’s industrial economy problems, our performance is quite improved and we are pleased with what they’ve done. Our large steel volume is down based on that challenging industrial economy, predominantly out of Brazil, because that is a high proportion of our volume in Latin America. But I will say our plastic drum business is growing relative to some of the food and produce markets in our Latin American countries.

Overall, I am very pleased with the improvement of the business and the opportunities and we are creating greater value for the RIPS business. On the PPS segment, or the Paper Packaging segment, I think on my comments earlier we saw a good growth in our corrugated sheet feeding operation. Again, that is significantly higher than market demand and that’s predominantly around our new sheet feeder in North Carolina. And we’re seeing really good growth in our specialty product portfolio. Our mill volume was fairly consistent with industry statistics at this point.

And with that, if you have any other questions I would be happy to answer them, Chris?

Chris Manuel – Wells Fargo Securities, LLC – Analyst

My follow-up is kind of related then to a couple of the other two segments. You started to touch on paper. And it looks like you guys revised some — the numbers in the deck from yesterday to today. So maybe first part, what was part of the revision? But I would’ve guessed that I think in yesterday’s numbers you had volumes up closer to 9%. And that probably made sense or seemed to make more sense given you said you were adding I think it was 8% or so capacity through the mill footprint and then corrugator. So I would’ve guessed you would’ve had upper single digit opportunity. So now it looks like it is revised down to 4% and then priced 4%.

So two parts here. What does that look like the rest of the year? Or does that suggest then that you are not running those mills all the way to full capacity there? So that’s kind of the question around the paper piece. And in the Flexibles piece, down 12.5%, how much longer should we continue to see a significant attrition there before it kind of bottoms out?

Pete Watson – Greif, Inc. – President & CEO

That’s great. What I will do is have Larry comment on the changes to the attachment this morning and then I will make comments — further outlook Paper Packaging and Flexible products.

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Yes, Chris. As we were going through things, we had had a question previously that we dug further into and recognized that an internal sale of tons from our mills to our plants — so an inner-Company sale of 15,000 tons had been included in the volume factor. So that obviously should not have been reflected in that volume segment. So we revised the figures.

Pete Watson – Greif, Inc. – President & CEO

So looking forward in the Paper Packaging segment, our expectation is to run to demand. So we are not going to run volume for volume’s sake. I see going forward in both segments to be similar to what we saw in the first quarter. I think there’s always going to be soft spots in given months. But I think, overall, I think the trend we saw in our first quarter will be similar to what we should expect going forward in our plan. In the Flexible Products segment, the largest drop in that volume is relating to North America. We’ve actually been, to be quite honest, underperforming that segment. Some parts of our Central Europe 4-loop business are down because of some margin management activities we’re doing. But I will tell you, in Asia-Pacific, in our 1-loop business in Central and Eastern Europe, those volumes are positive. We still have a lot of work to do in the FPS segment, specifically around North America volumes.

Chris Manuel – Wells Fargo Securities, LLC – Analyst

Thank you.

Operator

Justin Bergner, Gabelli.

Justin Bergner – Gabelli & Company – Analyst

Good morning. My first question just relates to raw materials. Given that you need to manage the business and incentivize people in the business, how do you internally get a grip on changing raw material prices to make sure that operating results, that you are incentivizing business leaders on, are not moved significantly one-way or another by raw material input cost?

Pete Watson – Greif, Inc. – President & CEO

So, Justin, this is Pete. And thank you for the question. So in regard to incentivizing our people, our incentives are cascaded throughout based on profit. And part of that profit is Greif profit and part of it is their operating unit profit. And I will broadly answer raw material management to our performing in a business. So that is one of the inputs — a very large input. I would say a bigger factor is how we manage our margins. And that, again, is decisions we make every day in our choices, in how we price business, the choices in which products we sell to and how we manage our product portfolio mix, and then it’s a combining of how we manage our inventories to the raw material trends, and then operating efficiently as possible to expand and maintain or expand our gross margins.

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Yes. And, Justin, I would just add and Pete can jump in on this. We obviously provide pricing guidance to our sales force they are not to go outside of that guidance without the approval from the business unit. And business unit’s driven on, as Pete indicated, from an incentive standpoint profitability and RONA. So the alignment to our overall profitability is pretty direct.

Justin Bergner – Gabelli & Company – Analyst

Okay. Thank you. Maybe I will just ask the question another way. Do you have internal metrics that try and look at the change of profitability internally, excluding the raw material tailwind or headwind?

Pete Watson – Greif, Inc. – President & CEO

Yes we do.

Justin Bergner – Gabelli & Company – Analyst

Okay. Thank you. My other question relates to the volume that is set to be divested in Rigid Industrial Packaging, is that volume that you anticipated divesting if we go back three months? And how large of a headwind might that be to sales or volumes once it’s divested?

Pete Watson – Greif, Inc. – President & CEO

When you talk about divestment, are you talking about — that’s different than when we close and consolidate our steel drum network in North America. Is that correct?

Justin Bergner – Gabelli & Company – Analyst

Yes. I’m talking about the asset that is impaired in the first quarter pending a sale of that asset.

Larry Hilsheimer – Greif, Inc.– EVP & CFO

And your question is, have we accounted for that in our earnings guidance?

Justin Bergner – Gabelli & Company – Analyst

No. My question was is that a new divestment or is that something that anticipated three months ago? And can you give us any sort of perspective on how large a percentage that will comprise of your sales or volumes in the RIPS segment?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Yes. It is something that, in the figures that we provide on this chart, is not included because of the volume in that business, it distorts the drum figures, Justin. But we knew that we were going down a path of disposing of these units. We did not know exactly when we would enter into a sales transaction — a pending sales transaction, but that is now contemplated in the guidance for the remainder of the year.

Justin Bergner – Gabelli & Company – Analyst

Okay. So just to clarify, the percentage volume change figures do not include the business to be sold. But I guess should I wait and sort of see how it affects the sales figures once it is sold? Or is there any color you can provide now on the size of that business to be sold?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Yes. We probably should not do that, Justin. We are under an NDA. And I think if I covered it, it would sort of disclose what it is.

Justin Bergner – Gabelli & Company – Analyst

Totally fair. Thank you.

Operator

(Operator Instructions)

Mark Wilde, BMO Capital Markets.

Mark Wilde – BMO Capital Markets – Analyst

I wondered, Pete, is it possible to get any updated thoughts on just a portfolio around the Company? Recently you have been suggesting an openness to kind of looking at the whole portfolio of the Company?

Pete Watson – Greif, Inc. – President & CEO

That’s a fair question. I appreciate you asking. So my view is I really have an open lens on our portfolio and our biggest motivation is to provide shareholder value. And that is long-term shareholder value. So in any of our businesses broadly with the poor portfolio and more specifically, in each of the business segments there are portfolios inside of that. Our task is to improve the performance of the business and have very specific plans that have milestones with dates on what specifically has to be done to improve each business. And if we fall short of that business, we have remediation plans. Or at that point, we might make decisions to fix, continue to fix or sell or close assets. So I think that is a general viewpoint — the way we look at all of our assets. And, again, my view is that if it does not bring long-term shareholder value to our investors, then it is a business or portfolio that does not make sense for Greif and we will take action.

Mark Wilde – BMO Capital Markets – Analyst

Yes. Okay. I guess just as kind of a follow-on, you actually gave some numbers this morning on sort of estimated value of the land. You said $2,150 an acre from the Plum Creek transaction in September is a pretty good marker. That would put the value of your land at something just north of $500 million. If we go back and look at EBITDA in that segment over the last several years, it’s been about $10 million to $20 million. And I think that is included some land sales. So on that basis, you are suggesting that the land is sort of 25 to 50 times EBITDA and your stock is trading at about 6 to 6.5 times. So even assuming some tax leakage, why would you hold on to land, why would you not sell it and reallocate that capital when there is such an enormous disparity between what the land is worth and where your equity trades?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Mark, it’s Larry. Thanks for the question. We have examined that from time to time, looking at alternative structures to hold the land, dispose of land, those kind of things. The tax basis is extremely low and so the tax leakage you mention is not insignificant. And to date, we have not had the specific need to access that capital to — for other uses for our shareholders. And it didn’t seem that taking it down to — with that big tax hit to pay very low interest debt didn’t make a lot of sense.

Mark Wilde – BMO Capital Markets – Analyst

Yes, it’s just striking, Larry. Even if you assume a big tax bite, and I think that on a lot of these timber sales people use tax-deferred note structures. But even if you assumed an enormous — like 30% or 40% leakage — you’re still probably selling it kind of 25 times versus a stock that’s trades at a quarter of that multiple.

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Yes. And it goes back to our need for capital, again, Mark. But we keep exploring those things. We look at them periodically and try to make the judgment of what is best for our shareholders. We have a lot of shareholder investors and our lenders who very much like the fact that we have it on our balance sheet.

Mark Wilde – BMO Capital Markets – Analyst

Okay. And then just one more follow-up on portfolio. Pete, you made some comments when you were talking about the paper business that made it sound like you had decided that that was going to remain a portion of the portfolio. Did I hear that correctly?

Pete Watson – Greif, Inc. – President & CEO

Yes, sir.

Mark Wilde – BMO Capital Markets – Analyst

Okay. All right. Thanks, Pete. I will turn it over.

Pete Watson – Greif, Inc. – President & CEO

Yes, sir. Thank you.

Operator

George Staphos, Bank of America Merrill Lynch.

Alex Wong – BofA Merrill Lynch – Analyst

It’s actually Alex Wong sitting in for George. Thanks for all the details. Just wanted to follow-up on an earlier question on Flexibles. You mentioned volumes in North America have been a bit challenging and underperforming. Can you flush that out in terms of what the variances is and if there are any path to improving that? I believe you’re still continuing to take some pricing initiatives to rationalize lower margin products in this segment — if you could update us on that as well.

Pete Watson – Greif, Inc. – President & CEO

No. That’s fair, Alex. So in regard to North America, that’s not — that volume is a combination of margin management and product mix. But it is also an issue of we are just underperforming commercially in that region, just to be quite frank with you. The balance of the FPS volume to margin are conscious efforts to up sell our product mix and to achieve margins that we believe are representative of the value we can bring to our customers and markets. I hope that answers your question, Alex.

Alex Wong – BofA Merrill Lynch – Analyst

Thank you. And just as a follow-up, sticking with Flexibles I believe in the webcast comments you mentioned that the segment was at a break even run rate exiting the quarter, I think, which is consistent with your expectations. But can you discuss — maybe quantify for us what the short-term mile marker is we should be watching for? You also mentioned improving operations in Turkey as maybe a component of that. But if you can provide any specifics there it would be helpful.

Pete Watson – Greif, Inc. – President & CEO

Thank you. And so as we said, and we mentioned this in our fourth quarter call, that was our intent to come out of Q1 at break-even levels. We did that but we’re still not satisfied where the business stands. As you reference, in any portfolio player transformation, we have milestones where we evaluate the performance of the business. And our goal is to deliver higher value to both Greif and our JV partner. But to highlight some of the key elements on the turnaround is driving higher gross margins through some of the comments I made earlier about higher selling prices, up selling our product mix and driving improvements in our operations. We have seen an improvement on our gross margins sequentially. We still have a lot more work to go on that. A big part of that is some of the operational cost improvements that are required in our Central European, Eastern European footprint, which includes Turkey. We are making progress but we have a lot more opportunity that we have to generate and have to complete this year. And then finally, our SG&A costs are doing quite well. They’re much lower sequentially and that’s a result of some of the network consolidation efforts and cost containment efforts we have done in the past year and will be ongoing.

Alex Wong – BofA Merrill Lynch – Analyst

Thanks for that.

Operator

Adam Josephson, KeyBanc capital markets.

Adam Josephson – KeyBanc Capital Markets – Analyst

Hi. Pete, Larry, Matt, good morning. Thanks for taking my two questions. Pete, first on containerboard — what were your prices down from a year ago on a per ton basis? And then related to Mark’s question, it sounds like you’re going to keep this business. Why not consider spending or selling it when we are arguably at the peak of the containerboard cycle, as evidenced by the recent start of these price declines?

Pete Watson – Greif, Inc. – President & CEO

Thanks for the question, Adam. So the first question about our containerboard prices, we do not divulge specific per ton changes. But I will tell you that the changes are slightly less than published index prices through the first quarter. Second, in regard to our portfolio, we certainly could sell the business and it will provide short-term gain for shareholders. But we are looking more from a long-term perspective. We think that we perform well in this space. We think we’re positioned well in this space long-term and our view is that we can provide better shareholder value in the long-term by keeping the business and improving the business as per our plan.

Adam Josephson – KeyBanc Capital Markets – Analyst

Okay. Thanks, Pete. And just one — just on the — I think some of the issues that Justin asked about earlier. You mentioned you could not disclose the raw material benefit in the quarter. You could not disclose your precise FX assumptions or the — you couldn’t say precisely what rates you are using. If the business is sufficiently complicated that you cannot disclose these things, at what point do you expect the Company to be simple enough such that you can disclose these items in the future? Most Company’s we cover are able to disclose their raw material benefits or drags in a given quarter.

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Adam, obviously, the variety of businesses that we are in, combined with the geographic footprint and the different products and raw materials that are used, we just don’t think it is of value to run through a list of items. I understand you would find it valuable but we just don’t. On FX we’re trying to provide as much guidance as we think would be helpful in clarifying by providing the impact directly to the guidance that we provide in earnings per share and then trying to provide something that allows you to understand at least the impact of the top line. But we would be happy to explore with you further. And I know you have talked to Matt some about things that we might be able to do to add more clarity on that.

Pete Watson – Greif, Inc. – President & CEO

And if I could just add more comment on that. We can — we understand what our inputs are on raw materials by discrete business. But, again, when you bring it to a higher level with the broad portfolio, with the complexities of working in different countries, and the FX to bring it to a high level, that doesn’t necessarily tell us a great story and we just choose not to disclose that. Whether that is right or wrong, that is our current position.

Adam Josephson – KeyBanc Capital Markets – Analyst

Sure. Just a comment that if your gross margins were up 250 bps, right? And it’s just hard for us to know how much of that was underlying operational improvements versus raw material benefits, which is why you got asked the question in several different ways. It’s hard for us to assess your performance without knowing that information. That’s all.

Pete Watson – Greif, Inc. – President & CEO

Yes, no I understand that. And I can appreciate it. The one thing I will mention — and I think I made in the first question — that we believe these margins are very sustainable. And we believe we can improve the margins based on all of the four key levers that we are operating in to drive value through gross margins and it has to do with margin management and up selling product mix, has to do with our sourcing and supply chain initiatives to get lower total cost, it has to do with productivity efficiencies in our operations. And another big element is our footprint consolidation and network consolidation where we are driving a lower overall operating cost structure across our business. So it is all of those elements and there is probably 15 to 20 levers in each of those four categories that drives value. So we are working very diligently. We have very specific plans in each of those four categories and what we are doing to improve gross margins. And, again, I feel and the business leaders feel very comfortable and confident that those margins on the long-haul can be sustainable and, quite frankly, be improved. But it’s not a lay up. It’s hard work every single day in the business. But that is the operating discipline we are instilling to make sure we do that.

Larry Hilsheimer – Greif, Inc. – EVP & CFO

But, Adam, we hear you. And we will go back and explore whether we can put together some type of index that we could say, okay here is what we’ve got in our plastic businesses worldwide, here’s what we’ve got in our steel businesses worldwide. We used to be able to break it down between raw materials and other margin management activity, so we will take it back.

Adam Josephson – KeyBanc Capital Markets – Analyst

Sure. Thanks, Larry. Thanks, Pete. Best of luck.

Pete Watson – Greif, Inc. – President & CEO

Thank you, Adam.

Operator

Ghansham Panjabi, Robert W. Baird.

Matt Krieger – Robert W. Baird & Company – Analyst

This is actually Matt Krieger sitting in for Ghansham. How are you doing? Can you guys describe the current competitive environment, especially given the lower raw material costs that you’re seeing across the industry? Have there been any changes recently?

Pete Watson – Greif, Inc. – President & CEO

Would you like to reference Rigid Industrial Packaging or the entire portfolio, Matt?

Matt Krieger – Robert W. Baird & Company – Analyst

Yes, if you could go through by segment I think that would be helpful.

Pete Watson – Greif, Inc. – President & CEO

A general comment — I think when you have deflationary raw material environment, typically that generates more competitive environment from everybody because the revenues shrink and people inherently get more aggressive to generate higher revenue. That is a general comment in most packaging businesses. I think the other balance has to do with capacities and structure in each operating environment. For example, in the Rigid Packaging, the competitive balance and competitive environment — and all four of those regions are slightly different — and that drives competitive pressures. For example, in Brazil, it is highly competitive because of the economy and industrial demand is lower. And in other regions in our rigid business it is not quite as cutthroat or volatile as some of those regions.

I think in the Paper Packaging segment I think it is pretty highly publicized and documented that today the containerboard markets, specifically around the open market segment, which represents approximately 15% of the North American containerboard volume, is quite competitive because of the new competitive entrants who do not have any integration downstream. So that creates a very highly competitive situation there.

And I think in the Flexible Products business, it’s a highly fragmented business that, depending on structure in each of those discrete markets because it’s more local and regional than global, it’s a different story in each of those Flexible Product regions and local markets. I hope that answers sufficiently what you need, Matt.

Matt Krieger – Robert W. Baird & Company – Analyst

No. That’s really helpful. Thank you. And then given substantial declines in plastic resin prices, have you guys seen any customer or industry shift towards plastics as a preferred substrate? And that is also in the context of the potential increase in steel prices that you guys noted in the back half of the year?

Pete Watson – Greif, Inc. – President & CEO

The one major migration shift on products — and it’s the reason why it’s one of our growth platforms — is products going from steel drums or fiber drums or even plastic drums to IBCs. You look at the three major growth regions, North America, EMEA and China, or APAC, that has the highest growth rates by far in industrial packaging. So I think that is the one clear trend that we see is migration to higher growth rates and IBCs. And that’s why we position ourselves to take advantage of that today and in the future.

Matt Krieger – Robert W. Baird & Company – Analyst

Okay. Thanks. That’s it for me.

Pete Watson – Greif, Inc. – President & CEO

Thank you.

Operator

Your last question comes from Howard Bryerman, Penn Capital.

Howard Bryerman – Penn Capital – Analyst

Can I shift to your capital structure? Just curious to know how can we look at — how should we look at some of this short dated paper. You have your 6 3/4 percent of 2017 that are coming due in February. And I just want to know how we should look at your thoughts on refinancing, particularly given the way the credit markets have been a little volatile lately.

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Yes, Howard, thank you for your question. We have been actively engaged with our banking group and exploring those options. Here we had no one raise any concerns about our ability to refinance. We are exploring various options in terms of how we might structure that replacement. But at this point, we have no concerns about those maturities.

Howard Bryerman – Penn Capital – Analyst

Just to dive a little bit deeper, would one of those options be, perhaps, accessing the term loan market and receiving maybe a lower cost of capital?

Larry Hilsheimer – Greif, Inc. – EVP & CFO

We are exploring all options, including that one.

Howard Bryerman – Penn Capital – Analyst

Okay. And then just finally, I would just add — there was a question about $500 million of land value. I would suggest, as a creditor of the Company, that it gives us great comfort that you have that sort of liquidity on the balance sheet and probably bodes well for you when you access the capital markets and affords you a lower cost of capital. And I would think that that would be of benefit for your equity holders as well.

Larry Hilsheimer – Greif, Inc. – EVP & CFO

Thank you, Howard, for reinforcing the prior comment.

Howard Bryerman – Penn Capital – Analyst

Okay. Thank you for your time.

Operator

I turn the call back over to the presenters for closing remarks.

Matt Eichmann – Greif, Inc. – VP of IR

Thank you, Jessa. That concludes our presentation today. I just want to remind you that we plan to host an investor day on June 24, 2016. Details about the event are posted on our website and please consider attending. The replay of this question-and-answer session will be available later today on our website at www.greif.com. We appreciate your interest and participation this morning. Thank you and have a good remainder to your day.

Operator

This concludes today’s conference call. You may now disconnect.